CynergisTek Reports Third Quarter 2019 Financial Results

Continues to Execute on Strategic Plan Through Acquisition

Austin, Texas – (November 11, 2019) – CynergisTek, Inc. (NYSE AMERICAN: CTEK), a leader in healthcare cybersecurity, privacy, and compliance, today announced financial results for the third quarter and nine months ended September 30, 2019.

Recent Operational Highlights Include:

•Acquisition of Backbone Consultants adding multi-year contracts with a diverse and growing customer base in both healthcare and non-healthcare, including two Fortune 1,000 EHR vendors and one of the largest medical device manufacturers in the market.

•Announced partnership with LogicGate to elevate Vendor Security Management service, adding strength to the five managed service offerings.

•Black Book Market Research identified CynergisTek as the top cybersecurity advisory and consulting firm servicing the healthcare Industry.

Recent Financial Results (Compared to Prior Periods):

•Revenues for the nine months for 2019 increased by 9% or $1.3 million to $15.6 million.

oManaged services revenue was $8.7 million an increase of 15%, compared to $7.5 million for the same period of 2018.

oProfessional and consulting services revenues was slightly down by $0.1 million to $6.8 million, compared to $6.7 million for the same period of 2018.

oManaged services grew due to new multi-year managed service contracts while professional and consulting services were lower due to less revenue from the Company’s largest professional services client as it gets close to the completion of the large remediation project that started in 2018.

•Gross margin was 38% of revenue for the nine months ended September 30, 2019, and 46% for the same period in 2018. The reduction in gross margin is reflective of the Company’s investment in attracting talented cybersecurity employees, costs associated with ramping up new services and the lower than anticipated professional services revenue experienced during this period.

•GAAP net loss from continuing operations for the nine months ended September 30, 2019 was $(3.7) million, or $(0.38) per basic and diluted share compared to a net loss of $(3.9) million, or $(0.41) per basic and diluted share for the same period of 2018.

•Non-GAAP adjusted EBITDA, was $(1.4) million for the nine months of 2019, compared to $(1.0) million for the same period in 2018.

•Non-GAAP adjusted loss from continuing operations per share for the nine months of 2019 was ($0.18) per basic and diluted share, compared to ($0.22) per basic and diluted share for the same period of 2018.

“CynergisTek saw 15% growth year-over-year in its core managed service offerings and completed the acquisition of Backbone Consultants,” said Caleb Barlow, President and CEO of CynergisTek. “Both of these accomplishments help CynergisTek maintain its market leading position, however, my focus in the coming month will be on the five strategic imperatives, building the team, and our go-to-market strategy to drive additional revenue growth.”

For the Three Months Ended September 30, 2019, Compared to the Three Months Ended September 30, 2018

Financial results are from the Company’s continuing operations related to security services unless specifically noted that it includes discontinued operations related to the sale of the managed print services (MPS) business. Revenue decreased by approximately $0.9 million to $4.8 million for the three months ended September 30, 2019, as compared to the same period in 2018. Managed services revenue was $3.0 million an increase of 14%, compared to $2.7 million for the same period of 2018.  Professional and consulting services revenues were $1.7 million a decrease of 43%, compared to $2.9 million for the same period of 2018 due to the near completion of a large professional services contract with a major customer that CynergisTek started in 2018. Going into 2020, CynergisTek expects revenue growth to improve as the Company benefits from its recent acquisition of Backbone. In addition, CynergisTek expects to see growth from its new service offerings and the changes being made to the sales and marketing organizations led by the Company’s new CEO.

Gross margin was 34% of revenue for the three months ended September 30, 2019 and 49% for the same period in 2018. The reduction in gross margin is reflective of the investment in attracting talented cybersecurity employees, significant increase in spending to develop new services, and the lower professional services revenue experienced this quarter. Over the next few quarters, CynergisTek expects gross margins to improve as it grows revenue, target cost reductions, and better utilization of its workforce.

Sales and marketing expenses were $1.1 million for the three months ended September 30, 2019, as compared to $1.2 million for the same period in 2018. General and administrative (G&A) expenses increased to $1.7 million for the three months ended September 30, 2019, as compared to $1.4 million for the same period in 2018. The increase in G&A is attributable to $0.3 million in non-recurring expenses related to the onboarding of the Company’s new CEO in August 2019, while its outgoing CEO remains with the Company to assist with the transition through the end of 2019. CynergisTek expects lower G&A expenses going into next year when the transition is complete, and it has implemented some targeted cost reductions the Company recently initiated to right size the support organization with the divestiture of the managed print services business (MPS) earlier this year.

On March 20, 2019, CynergisTek sold the net assets of its MPS business. Additional charges from these discontinued operations totaled $6,500 for the three months ended September 30, 2019. This compares to the earnings from these discontinued operations in the third quarter of 2018 totaling $1.6 million.

GAAP net loss from continuing operations for the third quarter was $(1.3) million, or $(0.13) per basic and diluted share compared to a net loss of $(0.4) million, or $(0.04) per basic and diluted share for the same period of 2018. GAAP net loss for the third quarter, after adjustment from income or loss from discontinued operations, was $(1.3) million, or $(0.13) per basic and diluted share compared to net income after adjustment from income from discontinued operations, net of tax of $1.2 million, or $0.12 per basic and diluted share for the same period of 2018.

Non-GAAP adjusted EBITDA loss from continuing operations, after adding back stock-based compensation and CEO transition related costs, was $(0.4) million in the third quarter of 2019, compared to income of $0.4 million after adding back stock-based compensation for the same period in 2018.

Non-GAAP adjusted loss from continuing operations per share for the third quarter 2019 was $(0.04) per basic and diluted share, compared to breakeven or $0.00 per basic and diluted share for the same period of 2018.

CYNERGISTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2019 (unaudited)	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$10,183,214	$6,571,381
Accounts receivable, net	3,485,943	5,572,467
Prepaid and other current assets	4,058,218	1,425,858
Refundable income taxes	-	472,059
Current assets held for sale	201,965	8,427,408
Total current assets	17,929,340	22,469,173

Property and equipment, net	757,066	887,874
Deposits	79,710	87,778
Deferred income taxes	1,615,173	2,146,020
Intangible assets, net	7,731,787	9,089,989
Goodwill	17,008,189	17,008,189
Noncurrent assets held for sale	-	1,844,349
Total assets	$45,121,265	$53,533,372
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$215,631	$1,370,336
Accrued compensation and benefits	920,014	1,592,765
Deferred revenue	1,468,472	918,165
Income taxes payable	4,016,534	-
Note payable	-	343,750
Current portion of long-term liabilities	866,594	3,271,052
Current liabilities held for sale	-	7,299,561
Total current liabilities	7,487,245	14,795,629

Long-term liabilities:
Term loan, less current portion	-	12,851,617
Promissory notes to related parties, less current portion	843,750	5,015,625
Capital lease obligations, less current portion	-	1,570
Operating lease liability, less current portion	199,349	436,805
Noncurrent liabilities held for sale	-	58,967
Total long-term liabilities	1,043,099	18,364,584
Commitments and contingencies
Stockholders’ equity:
Common stock, par value at $0.001, 33,333,333 shares authorized, 9,795,147 shares issued and outstanding at September 30, 2019, and 9,630,050 shares issued and outstanding at December 31, 2018	9,795	9,630
Additional paid-in capital	32,935,601	31,910,831
Accumulated earnings (deficit)	3,645,525	(11,547,302)
Total stockholders’ equity	36,590,921	20,373,159
Total liabilities and stockholders’ equity	$45,121,265	$53,533,372

CYNERGISTEK, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Net revenues	$4,766,000	$5,655,738	$15,597,117	$14,338,322
Cost of revenues	3,165,502	2,898,273	9,613,777	7,783,317
Gross profit	1,600,498	2,757,465	5,983,340	6,555,005
Operating expenses:
Sales and marketing	1,090,732	1,193,878	3,907,847	3,885,948
General and administrative	1,689,012	1,350,855	4,807,789	4,888,377
Change in valuation of contingent earn-out	(178,269)	-	(178,269)	-
Depreciation	47,775	36,853	135,875	107,833
Amortization of acquisition-related intangibles	452,734	452,734	1,358,202	1,358,202
Total operating expenses	3,101,984	3,034,320	10,031,444	10,240,360
Loss from operations	(1,501,486)	(276,855)	(4,048,104)	(3,685,355)
Other income (expense):
Other income	-	18	26	47
Interest income	41,438	-	58,076	-
Interest expense	(30,459)	(352,754)	(439,909)	(1,094,066)
Loss on disposition of fixed assets	(2,188)	-	(2,188)	-
Total other income (expense)	8,791	(352,736)	(383,995)	(1,094,019)

(Loss) before benefit for income taxes	(1,492,695)	(629,591)	(4,432,099)	(4,779,374)
Income tax benefit	236,040	225,426	746,778	844,430
Net loss from continuing operations	(1,256,655)	(404,165)	(3,685,321)	(3,934,944)
Income (loss) from discontinued operations, including gain on sale, net of tax	(6,500)	1,558,291	18,878,149	4,502,860
Net income (loss)	$(1,263,155)	$1,154,126	$15,192,828	$567,916

Net income (loss) per share:
From continuing operations:
Basic	$(0.13)	$(0.04)	$(0.38)	$(0.41)
Diluted	$(0.13)	$(0.04)	$(0.38)	$(0.41)

From discontinued operations:
Basic	$(0.00)	$0.16	$1.94	$0.47
Diluted	$(0.00)	$0.16	$1.90	$0.46

Net income: (loss)
Basic	$(0.13)	$0.12	$1.56	$0.06
Diluted	$(0.13)	$0.12	$1.53	$0.06

Number of weighted average shares outstanding:
Basic	9,795,147	9,616,133	9,754,014	9,605,536
Diluted	9,795,147	9,762,370	9,910,107	9,813,098

CYNERGISTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP LOSS FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED EBITDA FROM CONTINUING OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP loss from continuing operations	$ (1,501,486)	$ (276,855)	$ (4,048,104)	$ (3,685,355)
Adjustments:
Depreciation	47,775	36,853	135,875	107,833
Amortization of acquisition-related intangibles	452,734	452,734	1,358,202	1,358,202
One-time restructuring and legal fees	300,000	-	300,000	735,183
Stock-based compensation	325,377	161,265	889,106	444,923
Non-GAAP adjusted EBITDA (loss), from continuing operations	$ (375,377)	$ 373,997	$ (1,364,920)	$ (1,039,214)

Non-GAAP adjusted EBITDA (loss), from continuing operations per share
Basic	$ (0.04)	$ 0.04	$ (0.14)	$ (0.11)
Diluted	$ (0.04)	$ 0.04	$ (0.14)	$ (0.11)

CYNERGISTEK, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP NET LOSS FROM CONTINUING OPERATIONS TO NON-GAAP ADJUSTED EARNINGS (LOSS) FROM CONTINUING OPERATIONS
(UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
GAAP net loss from continuing operations	$ (1,256,655)	$ (400,165)	$ (3,685,321)	$ (3,934,944)
Adjustments:
Non-Cash Income Tax Adjustment	(236,040)	(225,426)	(746,778)	(844,430)
Other Expense	-	(18)	(26)	(47)
Depreciation	47,775	36,853	135,875	107,833
Amortization of acquisition-related intangibles	452,734	452,734	1,358,202	1,358,202
One-time restructuring and legal fees	300,000	-	300,000	735,183
Stock-based compensation	325,377	161,265	889,106	444,923
Non-GAAP adjusted net earnings (loss), from continuing operations	$ (366,586)	$ 21,243	$ (1,748,941)	$ (2,133,280)

Non-GAAP adjusted net earnings (loss), from continuing operations per share
Basic	$ (0.04)	$ 0.00	$ (0.18)	$ (0.22)
Diluted	$ (0.04)	$ 0.00	$ (0.18)	$ (0.22)

Conference Call Information
Date: Monday, November 11, 2019

Time: 11:00 am Eastern Time / 8:00 am Pacific Time
U.S.: 1-888-394-8218
International: 1-323-794-2588
Conference ID: 2789768
Webcast: http://public.viavid.com/index.php?id=136715

A replay of the call will be available from 2:00 pm ET on November 11, 2019 to 11:59 pm ET on November 18, 2019. To access the replay, please dial 1-844-512-2921 from the U.S. and 1-412-317-6671 from outside the U.S. The PIN is 2789768.

About CynergisTek, Inc.

CynergisTek is a top-ranked cybersecurity and information management consulting firm dedicated to serving the healthcare industry. CynergisTek offers specialized services and solutions to help organizations achieve privacy, security, and compliance goals. Since 2004, the company has served as a partner to hundreds of healthcare organizations and is dedicated to supporting and educating the industry by contributing to relevant industry associations. The company has been named in numerous research reports as one of the top firms that provider organizations turn to for privacy and security, and won the 2017 Best in KLAS award for Cyber Security Advisory Services.

Forward Looking Statements

This release contains certain forward-looking statements relating to the business of CynergisTek that can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “may” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including uncertainties relating to product/services development, long and uncertain sales cycles, the ability to obtain or maintain proprietary intellectual property protection, market acceptance, future capital requirements, competition from other providers, the ability of our vendors to continue supplying the company with equipment, parts, supplies and services at comparable terms and prices and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our Form 10-K and Form 10-Q filings with the Securities and Exchange Commission, which are available at http://www.sec.gov. CynergisTek is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact:
Bryan Flynn
(949) 382-1419

InvestorRelations@CynergisTek.com

Media Contact:

Danielle Johns

Senior Account Executive

Aria Marketing

(617) 332-9999 x241

djohns@ariamarketing.com